Exhibit 2.1

AMENDMENT TO PROMISSORY NOTE

This Amendment (the “Amendment”) to that certain Promissory Note, dated as of October 25, 2023 (the “Note”) by and among Kairous Acquisition Corp. Limited, a Cayman Islands company (the “Company”), and Kairous Asia Limited, the Company’s sponsor the “Sponsor”), is made and entered into effective as of October 25, 2023 by the Company and the Sponsor.

RECITALS

WHEREAS, the Company and the Sponsor agreed to increase the maximum principal amount of the Note from US $200,000 to US $1,000,000 on May 12, 2021;

WHEREAS, on December 10, 2021, the Sponsor agreed to provide an extension to the maturity date of the Note. The Working Capital Note is non-interest bearing and payable on the earlier of (i) July 30, 2023 or (ii) the date on which the Company consummates of the initial business combination;

WHEREAS, on May 10, 2023, the Company and the Sponsor entered in to an amendment to the Note, whereby the Sponsor and the Company agreed that the Note shall be payable on the earlier of: (i) July 30, 2023 or (ii) the date on which the Company consummates the initial business combination, by conversion of the Note into ordinary shares of the Company concurrently with the closing of a business combination at a price of $10.10 per share;

WHEREAS, on September 18, 2023, the Sponsor agreed to provide an extension to the maturity date of the Note. The Working Capital Note is non-interest bearing and payable on the earlier of (i) December 16, 2023 or (ii) the date on which the Company consummates of the initial business combination;

WHEREAS, the Company and the Sponsor desire and have agreed to further amend the terms of the Note for the purposes of increasing the principal amount thereof from One Million Dollars ($1,000,000) to Two Million Dollars ($2,000,000);

WHEREAS, any amendment to the Note may be made with, and only with, the written consent of the Company and the Sponsor; and

WHEREAS, all capitalized terms not defined in this Amendment will have the meanings given to them in the Note.

NOW, THEREFORE, in consideration of these premises and the mutual covenants, terms and conditions set forth herein, all of the parties hereto mutually agree as follows:

AGREEMENT

1. Amendment to Note. The preamble and Section 2 of the Note are hereby amended and restated in its entirety to read as follows:

“Kairous Acquisition Corp. Limited, a Cayman Islands corporation (the “Maker”), promises to pay to the order of Kairous Asia Limited or its registered assigns or successors in interest (the “Payee”), or order, the principal sum of Two Million Dollars ($2,000,000) or such lesser amount as shall have been advanced to Payee to Maker and shall remain unpaid under this Note on the Maturity Date (as defined below) in lawful money of the United States of America, on the terms and conditions described below. All payments on this Note shall be made by check or wire transfer of immediately available funds or as otherwise determined by the Maker to such account as the Payee may from time to time designate by written notice in accordance with the provisions of this Note.”

“2. Drawdown Requests. Maker and Payee agree that Maker may request, from time to time, up to Two Million Dollars ($2,000,000) in drawdowns under this Note to be used for costs and expenses related to Maker’s business operations and business combination. Principal of this Note may be drawn down from time to time prior to the Maturity Date upon written request from Maker to Payee ( each, a “Drawdown Request”). Each Drawdown Request must state the amount to be drawn down, and must not be an amount less than Ten Thousand Dollars ($10,000). Payee shall fund each Drawdown Request no later than three (3) business days after receipt of a Drawdown Request; provided, however, that the maximum amount of drawdowns outstanding under this Note at any time may not exceed Two Million Dollars ($2,000,000). No fees, payments or other amounts shall be due to Payee in connection with, or as a result of, any Drawdown Request by Maker.”

2. No Other Amendments. Wherever necessary, all other terms of the Note are hereby amended to be consistent with the terms of this Amendment. Except as specifically set forth herein, the Note shall remain in full force and effect.

3. Counterparts; Facsimile. This Amendment may be executed in any number of counterparts, each of which shall be an original, and all of which together shall constitute one instrument. Executed signatures transmitted via facsimile or PDF will be accepted and considered duly executed.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

COMPANY:

KAIROUS ACQUISITION CORP. LIMITED

By:	/s/ Joseph Lee Moh Hon
Name:	Joseph Lee Moh Hon
Title:	Chief Executive Officer

SPONSOR:

KAIROUS ASIA LIMITED

By:	/s/ Joseph Lee Moh Hon
Name:	Joseph Lee Moh Hon
Title:	Director